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                                                [UNOFFICIAL ENGLISH TRANSLATION]

                                                                    Exhibit 99.2

                  MASTER AGREEMENT FOR THE PROVISION OF CREDIT
               ANNEX TO THE APPLICATION TO OPEN AN ACCOUNT AND THE GENERAL TERMS AND CONDITIONS FOR ACCOUNT MANAGEMENT
              ENTERED INTO AND SIGNED IN TEL AVIV ON JUNE 24, 2003

1.    NATURE OF THE UNDERTAKING

      1.1 We hereby declare and confirm that we, the undersigned, have opened an account in our name at Bank Hapoalim Ltd. (the "BANK") and that this document and others to be attached hereto constitute an integral part of the form that includes the application to open an account and the general terms and conditions for account management, that was signed by us (the "APPLICATION TO OPEN AN ACCOUNT").

      1.2 In any case of conflict and/or discrepancy between he provisions of this agreement and the provisions of the Application to Open an Account and/or the appendices thereto and/or any other document which was signed and/or will be signed by us vis-a-vis the Bank in connection with the Credit, as defined hereunder and/or the Shares as defined hereunder, the provisions of this agreement shall prevail (unless specifically determined otherwise in any other such document). In any other case, however, the provisions of the Application to Open an Account and the provisions of this agreement shall be deemed as complementing one another. Without derogating from the generality of the aforesaid and for the removal of doubt, it is clarified that the provisions specified in this agreement shall supersede similar or parallel provisions in the accompanying documents (including, and without derogating from the generality of the aforesaid, in all matters related to the grounds for demanding immediate payment of the Credit, the right of transfer, representations and warranties, interest, prepayment, rights of setoff and lien, expenses and fees, distribution of dividends and Management Fees from the Acquired Company), unless specifically stated otherwise in any accompanying document.

      1.3 We hereby declare and confirm that we wish to ask the Bank to lend us various sums of money in Israeli currency or Foreign Currency for the purchase of the Shares, as defined hereunder, the payment of which will be secured, inter alia, by various collateral and guarantees as specified below, which were given or will be given by or for us in favor of the Bank.

      1.4 We hereby order the Bank irrevocably to charge Our Account with the sums required to repay any loan principal or interest or other payment due from us under this letter of undertaking, in accordance with the terms and conditions and at the times set forth in this agreement.

2.    GENERAL

      2.1 The section headings are provided for the sake of convenience only and shall not be used for the interpretation or construction of this agreement.
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      2.2   No modification and/or amendment of, nor any addendum to this agreement, including the appendices hereof, shall be of any force or effect, and shall be deemed not to have been made, unless reduced to writing and signed by the Bank and by ourselves.

      2.3 In this agreement, the singular form includes the plural and vice versa; the masculine form includes the feminine, and vice versa.

      2.4 Any and all notices which we are required to give the Bank under and pursuant to the provisions of this agreement, shall be made in writing or in any other acceptable manner required by the Bank.

3.    DEFINITIONS

      3.1 CREDIT - shall mean the Short Term and Long Term credit, as specified hereunder, in the total sum of NIS 683,402,224 (NIS six hundred and eighty three million, four hundred and two thousand, two hundred and twenty four), which constitutes 50% of the sum of NIS 1,368,804,448 less NIS 1 million.

      3.2 LONG TERM CREDIT - shall mean a loan in the sum of NIS 439,330,001, in either NIS or Foreign Currency, to be repaid no later than June 2015. The day in the month on which the loan shall be repaid will be the same day in the month on which the credit shall have been provided at the outset.

      3.3 SHORT TERM CREDIT - shall mean a loan in the sum of NIS 244,072,223, in either NIS or Foreign Currency, to be repaid no later than June 2005. The day in the month on which the loan shall be repaid, in whole or in part, will be the same day in the month on which the credit shall have been provided at the outset.

      3.4 BANK - shall mean Bank Hapoalim Ltd. and each one of its branches that exist on the date hereof and/or shall open in any place whatsoever in the future.

      3.5 OUR SHAREHOLDERS - shall mean Nissan Alon Retail Holdings Ltd., P.C. 51-340492-1, which holds 100% of the issued and paid-up share capital of our company, Nissan Dor Chains Ltd., P.C. 51-340479-8, Dor Food Chain Holdings Ltd., P.C. 51-340487-1, MBASF Ltd., P.C. 51-340482-2, Dor Energy (1988) Ltd., Pub.C. 52-004387-8,
            Bronfman-Fischer Investments Ltd., P.C. 51-341931-7, Mr. Mathew Bronfman, bearer of U.S. passport No. [omitted], Mr. Shalom Fischer, bearer of I.D. No. [omitted] and Alon Israel Oil Company Ltd., Pub.C. 52-004169-0.

      3.6 MANAGEMENT FEES - shall mean management fees, fees, consultancy fees, participation fees, commissions, sums of money and payments of any kind whatsoever paid by the Acquired Company, be their title what it may.
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      3.7   PURCHASE AGREEMENT - shall mean the stock purchase agreement with
            Co-op Blue Square Services Association Ltd. of June 22, 2003, that is attached hereto as APPENDIX 3.7.

      3.8 ACQUIRED COMPANY - shall mean Blue Square Israel Ltd., Pub.C. 52-004284-7.

      3.9   TRUST COMPANY - shall mean Poalim Trust Services Ltd.

      3.10 OVERALL DEBT - shall mean the entirety of the Acquired Company's debts to banks, including current payments and the sum of the Acquired Company's debt pursuant to bonds issued thereby and not yet paid, including current payments, as appearing from time to time in the quarterly and annual financial statements of the Acquired Company, in addition to our overall indebtedness to the banking system, as reflected in the quarterly accounting figures and in our annual financial statements.

      3.11 TRUST COMPANY ACCOUNT - shall mean account no. 614990 in the Bank's central branch (600).

      3.12 OUR ACCOUNT - shall mean account no. 5227 in the Bank's Hayetzira branch (459).

      3.13 BUSINESS DAY / BUSINESS DAYS - shall mean days on which most of the Bank's branches in Israel are open to the public for the conduct of business.

      3.14  INDEX - shall have the meaning set forth in Section 8 hereunder.

      3.15 SHARES - 29,999,993 shares of par value NIS 1 each of the Acquired Company, which constitute 78.1% of the Acquired Company's issued and paid-up share capital, including stock dividends and/or any other shares to be issued and/or distributed, if any, due to, in connection with and/or in lieu of the Shares.

      3.16 FOREIGN CURRENCY - shall mean the U.S. dollar or the representative currency of the United States of America, the Euro, the Swiss Franc, the Japanese Yen and any other foreign currency at which loans may be taken from the Bank, on any date of taking/renewal of Credit in foreign currency, in a regular manner and at the necessary amounts.

      3.17  SPREAD OR THE SPREAD - shall mean:

            (1) With regard to unlinked Credit with variable interest - a premium of 0.5% per annum over the Prime;

            (2) With regard to Credit that is linked to the Index with fixed or variable interest - a premium of 1.5% per annum over the Wholesale Interest;
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            (3)   With regard to Credit in Foreign Currency - a premium of 1.5%
                  per annum over the Wholesale Interest;

            and all as modified in accordance with Section 10.2 hereunder.

      3.18  DIVIDEND AMOUNT - shall mean:

            (1) Any amount distributed to us as a dividend on the Shares and/or

            (2) Any amount paid by the Acquired Company to us and/or to Our Shareholders and/or to any one of them as Management Fees (it is clarified that Management Fees shall be distributed solely in accordance with instructions to be given to the Acquired Company, as provided in Section 15.9.1).

      3.19

      3.20 FOREGOING SUMS - shall mean the amounts of Credit, interest, Additional Interest, arrears interest, actual expenses of the Trust Company, actual expenses due to the realization of collateral and the institution of collection proceedings (including the fees of the Bank's legal counsel) that we shall owe the Bank in connection with the Credit or any part thereof, and fees in connection with the Credit or any part thereof as was agreed / will be agreed in writing between us and the Bank and fees in connection with the management of our accounts (including Our Account), as was agreed / will be agreed in writing between us and the Bank, and if not agreed / will not be agreed - insofar as the Bank shall be requested by us - under preferred terms, provided that neither us nor any one of our guarantors shall have breached any undertaking, term or condition under this agreement and/or under any other document in connection with the Foregoing Sums and/or the collateral.

      3.21 PRIME - shall mean the basic debit interest rate imposed by the Bank for all of its clients on current loan accounts, as determined and published by the Bank from time to time.

      3.22 ADDITIONAL INTEREST - shall mean additional amounts, at a rate sufficient to indemnify the Bank for an increase in the cost of Credit in Foreign Currency (only) to the Bank, in each one of the following cases, provided that it applies to all of the Bank's customers having credit of the same type:

            As a result of an obligation under any law or agreement which the Bank is forced to undertake, other than at its initiative, that is imposed on the Bank or as a result of a demand addressed to the Bank by the Bank of Israel and/or by any competent or other authority in Israel or overseas:
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            a.    To hold liquid assets at a certain rate or in certain
                  currencies in connection with the granting of the Credit and/or the continuation thereof and/or

            b. To pay and/or set aside any payments to the State Treasury and/or to the Bank of Israel and/or to any competent and/or other authority in connection with the granting of the Credit and/or the continuation thereof.

      3.23 WHOLESALE INTEREST - shall mean interest determined by the Bank from time to time, which is the interest used as the basic interest, according to which the Bank provides its clients with credit, or the interest from which the interest rates on its clients' deposits are derived - generally for credit or deposits, as the case may be, for such period, in such sums, and of the type linked to the index with fixed or variable interest, or credit in foreign currency or deposits of the type specified in Section 15.9.4 below, as the case may be, as being on the date of provision of such Credit pursuant to Sections 5 and/or 6 below or on the date of deposit of the deposits as specified in Section 15.9.4 below, as the case may be.

      3.24 INTEREST BASED ON MEDIUM-TERM BOND YIELDS - as specified in APPENDIX 3.24.

      3.25 INTEREST BASED ON LONG-TERM BOND YIELDS - as specified in APPENDIX 3.25.

      3.26 NOTES - shall mean 4 notes in the total sum of approximately NIS 244,429,366 to be issued by us to the order of Dor Energy (1988) Ltd. (the "DOR NOTE"), and notes in the sum of approximately NIS 343,555,365 to be issued by us to the order of MBASF Ltd. (the "MBASF NOTE"), both in the form attached hereto as Appendices "3.26(1)" and "3.26(2)". The Dor Note shall be endorsed in favor of the Bank. The MBASF Note shall not be endorsed in favor of the Bank, but shall be pledged in a senior lien in favor of Israel Discount Bank Ltd., which shall finance all or part of the shareholders equity required of MBASF and/or the shareholders thereof in connection with the purchase of the Shares. The payment of the notes shall be subject to the relevant provisions in this agreement, and the undertakings thereunder shall be subordinate to all of our undertakings to you.

      3.27 ADDITIONAL DOR NOTE - shall mean a note/notes in the total sum of NIS 99,125,999 to be issued by us to the order of Dor Energy (1988) Ltd. and which shall neither be pledged nor endorsed in favor of the Bank.

      3.28 RESTRUCTURING - shall mean a merger, spin-off (within the meaning of these terms in Part VIII of the Companies Law, 5759-1999 and/or in
            Part V(2) of the Income Tax Ordinance (New Version) or any lawful provision replacing the same), or a transfer of assets for shares (either pursuant to the said Part V(2) or otherwise).
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      3.29  INTEREST PERIOD - any three-month period commencing on the date of provision of the relevant Credit and any three-month period commencing at the end of the previous Interest Period, provided that the last Interest Period shall end on the last date for payment of the Credit principal set forth in Sections 5 and 6 below.

4.    PROVISION OF THE CREDIT

      4.1 The Bank shall provide us with the Credit, per our application, which shall be delivered to the Bank in the form attached hereto as APPENDIX 4.1 no less than 3 Business Days prior to the requested date for the provision of the Credit in the case of Credit in NIS, and no less than 14 Business Days prior to the requested date for the provision of the Credit in the case of Credit in Foreign Currency, and subject to the fulfillment of all the conditions precedent set forth in Section 12 hereunder, and subject to the fulfillment of all of our undertakings under this agreement, by way of crediting Our Account with the full sum of the Credit. The requested date for the provision of the Credit shall be no later than 30 days after the date of execution of this agreement, and shall not fall on the 13th through 17th days of the calendar month. We are aware that the Bank will not provide us with the Credit in any event in which the filing of the application is inconsistent with the aforesaid.

      4.2   The Bank's crediting of the sum of the Credit as provided in Section
            4.1 above shall constitute conclusive proof that we received the Credit according to the terms and conditions included in this agreement.

      4.3 After the Bank shall have credited Our Account with the sum of the Credit, the relevant Credit shall be subject to all of the terms and conditions contained in this letter of undertaking, in the collateral documents and in the Application to Open Our Account and/or in any other document to be signed in connection with the Credit, and all subject to Section 1.2 above.

5.    TERMS AND CONDITIONS OF THE SHORT TERM CREDIT

      5.1 AMOUNT: The Bank will provide us with Credit in the sum of NIS 244,072,223 (NIS two hundred and forty four million, seventy two thousand, two hundred and twenty three), in either NIS or Foreign Currency.

      5.2 TYPE: Either unlinked credit with variable interest or a loan in Foreign Currency. We shall be entitled, from time to time, to alternate between the two foregoing types, provided that if the alternation is made from a NIS route to a Foreign Currency route, the exchanged sum shall be no lower than NIS 10,000,000 (NIS ten million), and if the alternation is made from a Foreign Currency route to a NIS route, then the exchanged sum shall be no lower than $2,000,000 (two million US dollars) or another Foreign Currency equivalent. Each alternation of type shall be in accordance with the payment schedule of the
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            exchanged loan. The purchase/sale of Foreign Currency for the purpose of performing the said alternation shall be performed by us at a price to be agreed upon between ourselves and the Bank's dealing room.

      5.3 PERIOD: From the date of crediting of Our Account with the said sum until June 2005. The day in the month on which the Short Term Credit shall be repaid shall be the same day on which the Credit shall have been provided (the "SHORT TERM CREDIT PERIOD").

      5.4 INTEREST: If the Credit will be provided as unlinked credit with variable interest, then the interest shall be at an annual rate of Prime + Spread, as specified in Section 3.17(1) above, to be calculated once every 3 months from the date of provision of this Credit, and added to the principal of this Credit on the date of each such calculation. If the Credit will be provided as a loan in Foreign Currency, then the interest shall be at an annual rate of Wholesale Interest + Spread, as specified in Section 3.17(3) above, to be calculated once every three months, from the date of provision of this Credit, and added to the principal of this Credit on the date of each such calculation.

      5.5 PAYMENT OF THE PRINCIPAL: One half of the principal shall be repaid up to 12 months after the date of provision of the Credit, and the other half shall be repaid by the end of the Short Term Credit Period.

      5.6 PAYMENT OF THE INTEREST: On the dates of payment of the principal, as provided in Section 5.5 above.

      5.7 PREPAYMENT: If the Short Term Credit will be provided in NIS, then the Short Term Credit, or part thereof, may be prepaid at any time without a prepayment fee; if the Short Term Credit will be provided in Foreign Currency, then the Short Term Credit or part thereof may be prepaid on any date of calculation of interest, without a prepayment fee; provided, however, that in any case we will notify the Bank in writing at least 14 Business Days in advance of our intention of prepaying the Short Term Credit - in whole or in part, and if the payment will be partial - we shall also give notice of the sum which we wish to prepay, provided that the number of partial prepayments shall not exceed 4, and that the sum of any such prepayment shall be no less than NIS 10,000,000 (NIS ten million). Any prepaid amount shall first be applied towards the next coming payment.

6.    TERMS AND CONDITIONS OF THE LONG TERM CREDIT

      6.1 AMOUNT: The sum of NIS 439,330,001 (NIS four hundred and thirty nine million, three hundred thirty thousand and one), in either NIS or Foreign Currency.

      6.2 TYPE: For the period of up to 12 months from the date of provision of this Credit (the "FIRST PERIOD"), either unlinked Credit with variable interest or Credit in Foreign Currency.
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            For the remainder of the period (until June 2015): We shall be entitled to take the Credit according to any one of the following alternatives or a combination thereof, at our choice: (1) Credit that is linked to the Index with fixed interest for the remainder of the period (the "LONG ROUTE"); (2) Credit that is linked to the Index for the remainder of the period, in the form of a loan that is provided for a period of two years each time and automatically and repeatedly renewed for another two years, with respect to the unpaid balance thereof, until the end of the period. The interest shall be determined every two years on the date of provision of the loan, and thereafter on every date of automatic renewal thereof (the "REGENERATING ROUTE"); (3) a loan in Foreign Currency (the "FOREIGN CURRENCY ROUTE").

      6.3 PERIOD: From the date of crediting of Our Account with the sum of the Credit until June 2015. The day in the month on which the Long Term Credit shall be repaid and converted as specified below, shall be identical to the day in the month on which the Short Term Credit shall have been provided (the "LONG TERM CREDIT PERIOD").

      6.4   INTEREST:

            6.4.1 In the First Period - If the Credit will be provided as unlinked credit with variable interest, then the interest will be at an annual rate of Prime + Spread, as provided in Section 3.17(1) above. If the credit will be provided as a loan in Foreign Currency, then the interest will be at an annual rate of Wholesale Interest + Spread, as provided in Section 3.17(3) above, to be calculated once every three months, from the date of provision of such Credit, and added to the principal of this Credit on the date of each such calculation.

            6.4.2 After the First Period, or from a Conversion date -

                  (1) With respect to Credit that is linked to the Index with fixed interest (the Long Route) - Interest at the rate of Wholesale Interest + Spread, as provided in Section 3.17(2) above, but not more than the Interest Based on Long-Term Bond Yields + 3% per annum.

                  (2) With respect to Credit that is linked to the Index in the Regenerating Route - Interest at the rate of Wholesale Interest + Spread, as provided in Section 3.17(2) above, but not more than the Interest Based on Medium-Term Bond Yields + 2.5% per annum.

                  (3) With respect to a loan in Foreign Currency (the Foreign Currency Route) - Interest at the rate of Wholesale Interest + Spread, as provided in Section 3.17(3) above.
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                  The interest shall be calculated once every 3 months from the date of provision of this Credit, and added to the principal of this Credit on the date of each such calculation.

      6.5 CONVERSION TO AN INDEX-LINKED LOAN IN NIS IN THE LONG ROUTE OR THE REGENERATING ROUTE, OR TO A LOAN IN FOREIGN CURRENCY (THE "CONVERSION"):

            6.5.1 THE DATE OF CONVERSION shall be determined by us, provided that it shall fall on the same day in the month on which the Credit shall have been provided at the outset. We shall send the Bank a notice on each requested Conversion date, at least 14 Business Days prior to the date requested by us for each Conversion. We are aware, and agree that in any event the Bank shall perform the Conversion (or a Conversion of the balance not converted by us) also without a demand from us as aforesaid, no later than the end of the First Period. We shall be entitled to convert parts of the Long Term Credit to the Long Route and/or the Regenerating Route and/or the Foreign Currency Route. In the event that we shall not have performed the Conversion as required above by the end of the First Period, then the Bank shall perform the Conversion without our demand, and the Credit shall be converted into Credit in the same currency in which the Credit shall have been provided in the First Period, in the following manner:

                  With respect to Credit in NIS - such Credit shall be converted into Credit that is linked to the Index, with interest at the rate fixed in Section 6.4.2(1) above.

                  With respect to a loan in Foreign Currency - such Credit shall be converted, to the extent that the Bank shall have sources, and be made a loan in Foreign Currently until June 2015. In the event that the Bank shall have no such sources, the Bank shall buy Foreign Currency in the sum of the balance of the loan in Foreign Currency, plus the interest accrued thereon. The amount in NIS that shall have been used for the said purchase shall be made a loan linked to the Index with fixed interest in the Long Route, and the Credit in Foreign Currency shall be repaid thereby. The purchase of Foreign Currency with Israeli currency, as aforesaid, shall be made by the Bank at the Bank's dealing room at the exchange rates prevailing at the time of performance of the purchase, and we shall entertain no claim, demand and/or suit with respect to any act performed by the Bank in connection with this section.

            b. THE NUMBER OF CONVERSIONS AND LOANS: The number of conversions shall not exceed 4, and the number of loans to be created due to all of the conversions shall not exceed 8.
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                                       10


            c. THE CONVERSION AMOUNT: The amount of any conversion shall be no less than NIS 50,000,000 (NIS fifty million).

            d. Any purchase or sale of Foreign Currency for the performance of the Conversion shall be made by us, and under our full responsibility, unless we shall not have announced a Conversion as provided in Section 6.5(a) above , in which case the Bank shall perform the Foreign Currency purchase in its dealing room, and we shall entertain no claim and/or suit with regard thereto. In any event in which the purchase/sale of Foreign Currency shall be performed by us at the Bank, then such purchase/sale shall be performed at the price to be agreed upon between ourselves and the Bank's dealing room.

      6.6 PAYMENT OF THE PRINCIPAL: The principal shall be paid in 11 consecutive annual installments from June 2005 to June 2015.

      6.7 PAYMENT OF THE INTEREST: The interest shall be paid for the first time at the end of the First Period, and thereafter on the dates fixed for payment of the principal. In any event of a Conversion, the interest accrued until such time shall be made into a loan under the same terms and conditions as the loan prior to the Conversion thereof, and shall be repaid (principal and interest) by June 2004, on the same day of the month on which the Conversion shall have been made.

      6.8 PREPAYMENT: At the end of the First Period, and provided that the Short Term Credit shall have been repaid in full, we shall be entitled to prepay the Long Term Credit, subject to the following cumulative conditions:

            6.8.1 We will give you an advance notice in writing at least 14
                  Business Days prior to the requested prepayment date. The prepayment date shall fall on the same day in the month on which the Conversion shall have been performed.

            6.8.2 We will pay the Bank a prepayment fee, to be calculated as follows:


                  In this section, ALTERNATIVE INTEREST shall mean the Wholesale Interest in effect on the requested prepayment date for the remaining Credit period according to the original payment schedule, plus the Spread, minus 0.25%.

                  6.8.2.1 If the Alternative Interest which shall be in effect on the prepayment date shall be higher than or equal to the rate of Wholesale Interest in effect on the date of provision of the linked Long Term Credit, plus the Spread, then the prepayment fee shall be the relevant Prepayment Coefficient, as defined below, to the year in which the prepayment is made, multiplied by the sum to be
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                                       11


                           prepaid and by the average remaining Credit period.

                           "Prepayment Coefficient" in this subsection shall mean, until the end of the loan's fifth year - 0.25%. From the sixth year to the end of the tenth year - 0.15%. In the eleventh and twelfth years - 0%.

                  6.8.2.2 If the Alternative Interest which shall be in effect on the prepayment date shall be lower than the rate of Wholesale Interest in effect on the date of provision of the linked Long Term Credit, then the prepayment fee shall be equal to the capitalization of the balance of payments scheduled to be paid under this agreement from the requested prepayment date forth, on the prepaid sum, with the Alternative Interest, less the sum that is being prepaid.

                  6.8.2.3 In the case of prepayment pursuant to Section 15.9.3(b) below up to a sum no more than the sum of the next coming payment (principal and interest) we shall, in any case, be charged no fees or fines, other than a fee pursuant to Section 6.8.2.2 above, with regard to the sum which we shall prepay.

            6.8.3 In the event that we shall desire to prepay part of the outstanding sum, the number of partial prepayments shall not exceed 1 per quarter, and the amount of any such prepayment shall be no less than NIS 10,000,000 (NIS ten million). A prepayment shall not shorten the Credit period.

            6.8.4 If, as a result of any obligation or demand as provided in the foregoing definition of "Additional Interest", the Bank shall be unable to obtain the same yield on the entirety of its capital means, as it would have obtained had it not granted our request to provide us with the Credit, then the Bank shall be entitled to demand of us an interest increment at the rate of the Additional Interest. In such a case, we shall be entitled to choose between paying the Additional Interest or prepaying the Foregoing Sums, with respect to the amounts of Credit in Foreign Currency, without paying any fees or fines, other than a fee pursuant to Section 6.8.2.2 above.

7.    BUSINESS DAY, PAYMENT DATES AND OTHER DETAILS THEREON WITH REGARD TO
      CREDIT

      7.1 In the event that the date of any payment on account of the Credit shall fall on a non-Business Day, then the date of payment shall be
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                                       12


            postponed to the first Business Day thereafter, and shall bear interest at the rate prescribed in this letter, subject to the provisions of any law.

      7.2 The details and dates of payment of the relevant Credit principal and interest as agreed in this agreement, will be included in the payment schedule for such Credit (the "PAYMENT SCHEDULE") which will be sent to us by the Bank shortly after: the provision of the Credit, the performance of any prepayment, the automatic renewal of the Credit in the Regenerating Route, an alternation between types of Credit and/or the performance of any Conversion; and the content of the Payment Schedule (provided that it is not inconsistent with the terms and conditions of this master agreement) shall form an integral part of this letter.

      7.3 If the Payment Schedule shall not reach us within 30 days from the date of occurrence of any of the events listed in Section 7.2 above, then we undertake to notify the Bank thereof in writing, and in the absence of such notice, we shall be subject to the provisions of the copy of the Payment Schedule found in the Bank, provided that it is not inconsistent with the terms and conditions of this master agreement.

8.    TERMS OF INDEXATION

      The linked NIS Credit (in the Long Route and/or the Regenerating Route) shall be subject to the following terms of indexation:

      8.1 "CONSUMER PRICE INDEX" or "INDEX" - shall mean the consumer price index (also known as the cost of living index), including fruit and vegetables, that is published by the Central Statistics Bureau (the "Bureau"), including such index if published by any other governmental institution and including any other official index replacing the same, regardless of whether or not it shall be based on the same data as is the current index. If another index shall replace the current index, the Bureau shall determine the ratio between them, and if the Bureau does not determine the ratio within 6 months from the date of publication of the other index, then the Bank shall determine the same with regard to all of its clients;

      8.2 "NEW INDEX" - shall mean the latest index known on the Business Day of actual clearance of any payment on account of the principal and/or interest and/or other amounts that are linked to the Index, for which we are and/or will be indebted due to the relevant Credit (the "Payment Date").

      8.3 Should it transpire that the New Index has risen compared to the latest Index known on the date of receipt of the relevant principal (the "Basic Index"), we will pay the Bank such principal and/or interest payments (and/or other amounts that are linked to the Index, for which we are and/or will be indebted due to the relevant Credit), multiplied by the New Index and divided by the Basic Index. Should it transpire that the

            New Index did not rise, or declined, compared to the Basic Index, we will make the same payments in the stated amounts.

      8.4 The aforesaid notwithstanding, it is hereby agreed that if the latest monthly Index scheduled to be published before the Payment Date is not published, then the "New Index" shall mean the Index last published prior to such date. This New Index will serve as a temporary index pending the publication of the correct New Index, or its substitute as specified above.

            Should it transpire that the New Index that was published tardily, after the Payment Date as aforesaid, had risen or declined compared to the index that served as a temporary basis for the making of such payments, then the necessary differences shall be either charged or credited to us, as the case may be, by the Bank. However, we will not be credited with any differences if the New Index that was published tardily shall have declined compared to the Basic Index. In such a case, we will make the same payments in the stated amounts. It is clarified that if the New Index that was published tardily shall have risen compared to the Basic Index, but declined compared to the temporary index, then we shall be credited with the sum of the difference between the temporary index and the New Index.

9.    INTEREST

      9.1 Interest on the relevant Credit shall be calculated by the Bank on the daily balances and added to the relevant Credit principal at the end of each 3 months. Interest shall be charged once a year, as specified in the Payment Schedule. During the course of the year, interest will be added to the principal at the end of each Interest Period until it is charged, as specified in the Payment Schedule.

      9.2 With regard to the first and last Interest Periods in each type of Credit, such Interest Period may be shorter than 3 months, in accordance with the date of provision of the Credit / the date of Conversion.

      9.3 In any event in which Additional Interest shall apply in any one of the events specified in Section 3.22, we shall pay the Bank the sums for the Additional Interest as aforesaid in the manner and on the dates to be agreed upon between ourselves and the Bank.

10.   MODIFICATION OF INTEREST TERMS

      10.1 With regard to unlinked NIS Credit that is taken and calculated on the basis of Prime + Spread, as provided in Section 3.17(2) above, the Bank shall be entitled, from time to time, to modify the interest rate whenever any change shall occur in the Prime, and at a rate identical to the rate of change in the Prime, provided that notice thereof shall be either given or sent to us, or published in advance in two daily newspapers, at least 3 Business Days in advance.

      10.2 Without derogating from the Bank's right to demand immediate payment of the Foregoing Sums as specified in Section 16 below, if we shall fail to fulfill our undertakings pursuant to Sections 15.20-15.22 below, the Bank shall be entitled, at its discretion, to raise the Spread on the Credit by 0.5% per annum, immediately upon the breach of one or more of the undertakings specified in the said clauses.

11.   ARREARS INTEREST

      In the event that we shall either fail to pay any sum owed by us on account of the Foregoing Sums on any Payment Date, or fail to pay it immediately pursuant to Section 16 below (the "DATE OF ARREARS"), then the Amount Payable Immediately, as defined in Section 16 below, shall be turned into an unlinked loan from the Date of Arrears. The Bank will then be entitled to charge us arrears interest on the Amount Payable Immediately, at the maximum rate charged by the Bank at such time on overdrafts in checking accounts ("MAXIMUM INTEREST"), from the Date of Arrears until actual payment in full. The aforesaid notwithstanding, it is agreed that in the event of default on one payment only, we will be charged arrears interest on the amount in arrears only, for 90 days from the Date of Arrears, during which time the Bank shall not be entitled to demand immediate payment of the Foregoing Sums, unless an additional event shall have occurred, on the grounds of which the Bank is entitled, pursuant to the terms of this agreement, to demand immediate payment of the Foregoing Sums. If the defaulted amount shall not exceed 25% of the sum of the payment, then the aforesaid shall apply for a period of one year from the Date of Arrears, during which time the Bank shall not be entitled to demand immediate payment of the Foregoing Sums, unless an additional event shall have occurred, on the grounds of which the Bank is entitled, pursuant to the terms of this agreement, to demand immediate payment of the Foregoing Sums. It is hereby clarified, for the removal of doubt, that the full or partial default on one payment only shall suffice in order to establish the Bank's rights under this section.

12.   CONDITIONS PRECEDENT FOR THE PROVISION OF THE CREDIT

      Without diminishing and/or derogating from other rights of the Bank under this agreement, including the appendices hereof, and/or pursuant to any other document which we signed in favor of the Bank, the Bank shall not be obligated to provide us with the Credit or any part thereof, unless the following cumulative conditions are met:

      12.1 There shall be no impediment to the provision of the Credit or part thereof under any law.

      12.2  The Antitrust Commissioner shall have approved the Purchase
            Agreement.

      12.3 You will receive the Purchase Agreement from us, signed by all of the parties with original signatures, or a copy certified as being true to the original.

      12.4 You will receive from us an opinion by the Acquired Company's U.S. company counsel, in the form attached hereto as APPENDIX 12.4.

      12.5 We will sign all of the documents for opening an account, the Credit documents and the collateral documents specified below, and shall furnish all of the said documents to you to your full satisfaction.

      12.6 You will receive from us updated bylaws of our company, testifying as required in Section 15.4 below.

      12.7  We will pay the commission specified in Section 27.1 below.

      12.8 We will provide you with confirmation by the Acquired Company's secretary, whereby the purchased Shares constitute 78.1% of the company's issued and paid-up share capital, and confer 78.1% of any right conferred by the Acquired Company's stock.

      12.9 The Shares shall be registered to the credit of the Trust Company Account.

      12.10 We will give the Bank and/or a subsidiary thereof an option or an option substitute for 5 years, to buy shares constituting up to 3% of the total issued and paid-up capital of the Acquired Company, for the Option Price, as defined below, plus indexation differences and interest at the rate of 6.5% per annum, until the date of exercise of the option. From this sum, dividends distributed until such time shall be deducted, in addition to indexation differences and interest at the rate of 6.5% per annum, between the date of distribution of any dividend and the exercise of the option. The granting of the option shall entail no payment.

            "Option Price": The price of purchase of the Shares by us, proportionately to the quantity of Shares with respect to which the option is being exercised.


            We will have no counter put option.

      12.11 [omitted]

      12.12 The structure of Our Shareholders' holdings in our company shall be as specified in APPENDIX 12.12 attached hereto.

      12.13 [omitted]

      12.14 The documents required for the transfer of the Shares from the account of Co-op Blue Square Services Association Ltd. to the Trust Company Account shall be signed.

      12.15 The deeds of transfer of our shares from Mathew Bronfman and Alon Israel Oil Company Ltd. to Nissan-Alon Retail Holdings Ltd. shall be signed.

It is agreed that the provisions of Sections 12.9, 12.12 and 12.15 shall be performed immediately after the closing of the purchase of the Shares from Co-op Blue Square Services Association Ltd.

13.   COLLATERAL

      13.1 Without derogating from our obligation to pay all of the Foregoing Sums to the Bank, all of the collateral specified below shall serve to guarantee the full and accurate payment of the Foregoing Sums, in whole or in part, which collateral shall be created immediately after the closing of the purchase of the Shares from Co-op Blue Square Services Association Ltd.:

            13.1.1 A senior fixed lien and an assignment by way of a security interest, in an unlimited amount, on the Shares, on the yield therefrom, on the proceeds therefrom and the rights due thereto (including, but not only, the right to receive dividends and stock dividends), on the Management Fees and on all other payments due and to be due to us from the Acquired Company, and on Our Account, including all monies deposited and to be deposited therein, in the form attached to this agreement as APPENDIX 13.1.1(A) as an integral part hereof.

                    The Shares shall be registered to the credit of an account in the name of the Trust Company. For this purpose, a trust agreement shall be signed, in the form attached to this agreement as APPENDIX 13.1.1(B) as an integral part hereof.

            13.1.2 A senior floating lien on all of our property and assets, both existing and future, in an unlimited amount.

            13.1.3 A senior floating lien and an assignment by way of a security interest, in an unlimited amount, on all of our shares that are held by Nissan Alon Retail Holdings Ltd., on the yield therefrom, the consideration therefor and the rights due thereto (including, but not only, the right to receive dividends and stock dividends), on Management Fees and on any other payment due and to be due to Nissan Alon Retail Holdings Ltd. from us, in the form attached to this agreement as APPENDIX 13.1.3(A) as an integral part hereof.

                    In addition, our shares will be deposited by Nissan Alon Retail Holdings Ltd. in the hands of the Trust Company, and transferred in the name of the Trust Company. For this purpose, a trust agreement shall be signed, in the form attached to this agreement as APPENDIX 13.1.3(B) as an integral part hereof.

                    The Bank hereby consents to the creation of a subordinate lien on 50% of our shares that are held by Nissan Alon Retail

                    Holdings Ltd., in favor of Israel Discount Bank Ltd. ("DISCOUNT BANK", "DISCOUNT LIEN", respectively) only, which shall be subject to the following cumulative conditions:

                    a. The Discount Lien shall be created solely in order to secure the credit to be provided to MBASF Ltd. or any of the shareholders thereof by Discount Bank, to finance the shareholders equity of MBASF Ltd. or any of the shareholders thereof in connection with the purchase of the Shares ("DISCOUNT CREDIT").


                    b. Discount Bank shall be entitled to exercise the lien only after receiving the Bank's prior consent in writing.


                    c. Any proceeds received from the realization of the Shares to be pledged in favor of Discount Bank, as aforesaid, shall first be applied to repaying the Foregoing Sums, and only if a balance shall remain, will it be used to repay the Discount Credit.


                    d. The Discount Lien documents shall explicitly provide that the Discount Lien shall be revoked immediately upon repayment of the Discount Credit.

                          For the removal of doubt, it is clarified that shares held by any one of Our Shareholders, including in Nissan Dor Chains Ltd., Dor Food Chains Ltd., MBASF Ltd. and Bronfman-Fischer Ltd. and Nissan Alon Retail Holdings Ltd., with the exception of the shares of Bronfman-Alon Ltd. that are held by Nissan Alon Retail Holdings Ltd., shall not be pledged to the Bank, and Our Shareholders shall be entitled to pledge shares held by them in favor of the banks which shall finance the shareholders equity in connection with the purchase of the Shares, as defined above.

            13.1.4 A perpetual guarantee, unlimited in amount, by Mr. Mathew Bronfman and Alon Israel Oil Company Ltd. - each for 50% of the Foregoing Sums, in the form attached to this agreement as APPENDIX 13.1.4 as an integral part hereof (the "LETTER OF Guarantee"). It is hereby agreed and clarified that in any case of conflict and/or discrepancy between the special terms and conditions of the Letter of Guarantee (Section 30 of the Letter of Guarantee) and the other provisions of the Letter of Guarantee and/or the provisions of this agreement or any of the appendices hereof, the special terms and conditions of the Letter of Guarantee (Section 30 of the Letter of Grantee) shall prevail.

      13.2 Subject to the provisions of Subsections 20(a) hereunder and, as the case may be, to the special terms and conditions of the Letter of

            Guarantee, all notes, guarantees, liens and other collateral given or to be given to the Bank by us, or by others for our benefit, to secure a payment or the fulfillment of our undertakings - in whole or in part - pursuant to this letter of undertaking and/or any other document which we signed and/or will sign in favor of the Bank, shall be cumulative and independent of one another, will not affect other collateral held and/or to be held by the Bank, will not be affected by such collateral and will serve as a recurring or perpetual collateral pending the payment of the Foregoing Sums in full. The Bank shall be entitled to realize the collateral according to the order determined thereby, and the realization of one collateral shall not compromise or derogate from another collateral. For the removal of doubt, it is clarified that in all matters pertaining to the Letter of Guarantee and the exercise thereof, in any case of conflict and/or discrepancy between the provisions of this Section 13.3 and the special terms and conditions of the Letter of Guarantee, the special terms and conditions of the Letter of Guarantee shall prevail.

14.   REPRESENTATIONS AND WARRANTIES

      Without diminishing and/or derogating from any of our representations and/or warranties and/or undertakings in this agreement and/or in any other agreement and/or document delivered and/or to be delivered to the Bank in connection with the Credit and/or in connection with the collateral - we represent and warrant to the Bank that, as of the date of execution of this agreement:

      14.1 Our company is a private company lawfully organized and registered pursuant to the laws of the State of Israel, and is active and in existence.

      14.2 The Acquired Company is a company lawfully organized and registered pursuant to the laws of the State of Israel, and is active and in existence, and although it is registered for dual-listing in both Israel and the United States, the purchased Shares are not listed in the United States or in any other place outside Israel, according to a legal opinion we received that is attached hereto as APPENDIX 12.4.

      14.3 Our company has the legal powers, authorities and rights to enter into this agreement, including the appendices hereof, and to fulfill all of the provisions and conditions hereof.

      14.4 Our company has obtained all of the consents, authorizations, permits and approvals required pursuant to its documents of incorporation and/or any law and/or the orders of any authority, in connection with the execution of this agreement, including the appendices hereof, and the fulfillment of our undertakings hereunder, and no other consents and/or permits and/or approvals are required.

      14.5 All of our undertakings pursuant to, in and/or in connection with this agreement, including the appendices hereof, are legal, effective, valid, binding and enforceable against us, according to its terms and the terms of its appendices.

      14.6 Our engagement in this agreement, including the appendices hereof, and the fulfillment of the undertakings contained in each of them:
            (1) neither cause nor will cause the breach of any contract, document or undertaking to which we are a party and/or (2) neither constitute nor will constitute a breach and/or deviation from any provision of our bylaws.

      14.7 There is no complaint, arbitration, litigation or administrative proceeding pending or anticipated against us, which could affect our ability to fulfill our undertakings under this agreement and the appendices hereof.

      14.8 The Purchase Agreement is effective and binding upon the parties thereto pursuant to all of the terms and conditions thereof, and to the best of our knowledge does not violate the provisions of the law relevant to this matter.

      14.9 Without derogating from our representations and/or warranties to the Bank under this agreement, the information delivered to the Bank by us in connection with the transaction which is the subject matter of this agreement is full and accurate, with no omission of any detail which is in our possession or knowledge and could be material to the Bank. Representations and warranties in this section do not include forecasts and estimates, which were prepared by persons who are, to the best of our judgment, satisfactory professionals for such matter.

      14.10 No event and/or circumstances have occurred which constitute, or will constitute - either with the passage of time or after dispatch of a notice or warning - an event which enables the Bank to demand immediate payment of any Credit pursuant to the terms of Section 16 below.

      14.11 We have fulfilled all of the terms and conditions of the Purchase Agreement that were scheduled to be fulfilled by the date of our execution of this agreement, and no breach of the Purchase Agreement has occurred.

      14.12 There are among Our Shareholders and/or the shareholders of the Acquired Company, no management agreements and/or founders agreements and/or voting agreements and/or agreements on the granting of rights in our company as of the date of execution of this agreement, other than a shareholders agreement between Alon Israel Oil Company Ltd., Dor Energy (1988) Ltd., Dor Food Chains Ltd., and between Mathew Bronfman, Shalom Fischer, Bronfman-Fischer Investments Ltd., MBASF Ltd., and between Nissan Dor Chains Ltd., Nissan Alon Retail Holdings Ltd. and ourselves, of June 23, 2003. We hereby undertake to you, and Nissan Alon Retail Holdings Ltd., Nissan Dor Chains Ltd. and Dor Food Chains Ltd. (hereinafter in this subsection jointly: the "Notifiers") will undertake by signing on the margins of this document, to bring to you any agreement on this matter which prejudices the Bank's rights and/or our obligations and/or undertakings to you, for your prior written approval, before signing the same. You will not object to the content of such agreements unless they, in your opinion, prejudice your rights and/or our obligations and/or undertakings to you. In any case not requiring the Bank's prior approval as aforesaid, the Notifiers shall forward to the Bank any agreement signed on the subject matter mentioned in this subsection above, within 3 Business Days from the date of execution of such agreement. The Bank shall be entitled, within 14 days from the date of receipt of the said agreement, to contact any one of the Notifiers with a demand to amend provisions in such agreement which, in the Bank's opinion, prejudice the Bank's rights and/or our obligations and/or undertakings to the Bank. In the event that the Bank shall not have reacted within 14 days as aforesaid, it shall be deemed to have consented to the said agreement.

      14.13 The issued and paid-up share capital of our company, as of the date of execution of this agreement, is 200 ordinary shares of par value NIS 1 each, held as specified in APPENDIX 14.13 attached hereto, and after the closing of the purchase of the Shares, the issued and paid-up share capital of our company shall be held as specified in APPENDIX 12.12 attached hereto.

15.   FINANCIAL UNDERTAKINGS AND RELATIONS

      So long as the Foregoing Sums shall not have been fully repaid to the Bank, we irrevocably undertake to the Bank that:

      15.1 All of the collateral specified in Section 13 above shall remain in full force and effect.

      15.2 We will object to the performance of any modification of the Acquired Company's documents of incorporation, which prejudices the Bank's rights and/or our obligations and/or undertakings thereto, without the Bank's prior written consent. The Bank will not object to any such modification unless it, in its opinion, prejudices the Bank's rights and/or our obligations and/or undertakings thereto.

      15.3 No modification which prejudices the Bank's rights and/or our obligations and/or undertakings thereto, shall be made to our documents of incorporation, without the Bank's prior written consent. The Bank will not object to any such modification unless it, in its opinion, prejudices the Bank's rights and/or our obligations and/or undertakings thereto.

      15.4 The sole purpose of our company is the purchase and holding of the Shares (Special Purpose Company). Nissan Alon Retail Holdings Ltd., as our direct shareholder, undertakes, by signing on the margins of this document, that a provision on the matter is included in our company's bylaws, and that it shall neither consent to, nor initiate, any modification of this exclusive occupation of our company, unless and insofar as the Bank's prior written consent shall be obtained.

DIVIDENDS AND MANAGEMENT FEES

15.5 We will draw no Management Fees, of any kind whatsoever, from the Acquired Company, either directly and/or indirectly, unless provided otherwise in this agreement. Any and all amounts which we shall receive from the Acquired Company as Management Fees will be deposited in Our Account and used to repay the Foregoing Sums, unless provided otherwise in this agreement.

15.6 Subject to and in accordance with any law, and in consideration of the course of business of the Acquired Company and subject to the interests of the Acquired Company and to the duties of loyalty and/or fairness of controlling shareholders to the Acquired Company and to other shareholders, we shall do our utmost to have the Acquired Company adopt a resolution on the distribution of dividends, including profits generated as a result of the sale of assets or operations of the Acquired Company, in such sums as shall suffice to repay the Foregoing Sums on the dates fixed for the payment thereof, and so that no resolution is passed for a distribution other than by way of a cash dividend.

15.7 In the course of the first two years following the purchase of the Shares, we will propose, subject to any law and the interests of the Acquired Company, that a resolution/s be adopted by the Acquired Company with regard to the distribution of dividends by the entity authorized to pass such resolution in the Acquired Company, in a sum/s, our share in which shall be no less than twice the amount of the Short Term Credit (principal and interest) at such time, provided that in the first year our share shall be no less than once the amount of the Short Term Credit (principal and interest), as being one year after the date of provision of such credit.

15.8 Any and all dividends received will be deposited in the Trust Company Account and the use thereof, including their release from the said account, shall be made in accordance with the provisions of this agreement.

15.9

            15.9.1 Any dividend to be due to us from the Acquired Company shall be deposited in the Trust Company Account and be used to repay the principal of the Short Term Credit, and after repayment thereof - to repay the principal of the Long Term Credit in accordance with the following provisions. We will irrevocably order the Acquired Company to transfer any and all such sums to the Trust Company Account. The form of the order is attached hereto as APPENDIX 15.9.1.

            15.9.2 The provisions of Section 15.9.1 above notwithstanding, we will be entitled to draw moneys from the amounts received in the Trust Company Account, under the following conditions:


                    (a) The financial source for the distribution of moneys by us in each calendar year shall be as specified below:

                          (1) Dividends that shall have been distributed to us from the Acquired Company's earnings from ongoing operations; and


                          (2) Dividends originating from the Acquired Company's capital gains in each calendar year.


                    (b) The Bank hereby consents to the release of moneys from the dividend amount, as specified below:

                          i. From earning from ongoing operations, as specified in Subsection 15.9.2(a)(1):

                                (b)1 From June 2003 to June 2005 - one half of every dividend.

                                (b)2 From July 2005 to June 2008 - a dividend will be distributed no more than once a year. Any withdrawal of an amount from the dividend funds shall be conditioned on that the Credit payment for such year shall have been paid in full prior to the withdrawal. If any surplus shall remain after the payment as aforesaid, we shall be entitled to draw up to $5,000,000 (five million US dollars) per year.

                                (b)3 From July 2008 to June 2011 - a dividend will be distributed no more than once a year. Any withdrawal of an amount from the dividend funds shall be conditioned on that the Credit payment for such year shall have been paid in full prior to the withdrawal. If any surplus shall remain after the payment as aforesaid, we shall be entitled to draw up to $7,500,000 (seven and a half million US dollars) per year.

                                (b)4 From July 2011 to June 2014 - a dividend will be distributed no more than once a year. Any withdrawal of an amount from the dividend funds shall be conditioned on that the Credit payment for such year shall have been paid in full prior to the withdrawal. If any surplus shall remain after the payment as aforesaid, we shall be entitled to draw the entire sum of the surplus dividend up to the sum of $10,000,000 (ten million US dollars) per year.

                                (b)5  We shall be entitled to withdraw
                                      additional sums from the dividend funds, over and above the sums mentioned in Subsections (b)2-(b)4 above, on the same date on which we shall draw each one of the amounts from the dividends funds specified in the said Sections (b)2-(b)4, provided that of each amount exceeding any of the sums mentioned in Subsections b(2)-b(4) above, 30% shall be transferred to the Bank to repay the Credit in the manner described in Section 15.9.3.

                                (b)6 An amount not exceeding NIS 2,500,000 (NIS two million and five hundred thousand) for payment of Management Fees for the year 2003, and from the year 2004 forth, An amount not exceeding NIS 5,000,000 (NIS five million) per calendar year, for payment of Management Fees. We shall attach a specification of the main Management Fees paid in the previous year to our annual statements.

                          ii. From capital gains as provided in Subsection 15.9.2(a)(2):

                                Up to 40% of any dividend as aforesaid, provided that such amount shall not exceed US $5 million. If the amount calculated according to the said 40% rate shall be lower than US $1 million, but the sums of the dividend as aforesaid shall exceed or be equal to US $1 million, then the Bank hereby consents to the release, in any event, of US $1 million from such dividend amounts. If the said 40% rate shall be lower than US $1 million, but the sums of such dividend shall be lower than US $1 million, then the Bank hereby consents to the release of the full amount of the said dividend.

                                iii. The dividend amounts specified in Sections 15.9.2(b)(i) and (ii) above may be accumulated in the course of the same calendar year only.

                          (c) Any amount which we shall draw as provided in this Section 15.9.2 shall first be used to repay the debt on the Notes and the Additional Dor Note (while, from among the Dor Note and the Additional Dor Note, the Dor Note shall be paid first and only thereafter, the Additional Dor
                                Note), with the exception of Management Fees as provided in Section 15.9.2(b)6 (and provided that if, as a result of arrangements related to the MBASF Note, the Trust Company shall be obligated to transfer some of the Management Fees for repayment of the Notes, then an amount identical to the said portion shall be deducted from the Management Fees we shall be entitled to withdraw as provided in Subsection (b)6 above). After payment in full of the debt stated in the Notes and in the Additional Dor Note, and with a 30-day advance notice to the Bank, will we be entitled to distribute dividends to Our Shareholders. Our said notice shall be accompanied by a statement signed by us and verified by an attorney, whereby to the best of our estimation and based on the data in our possession as of the date of the notice, the distribution will not prejudice our ability to make the payment due to the Bank on the next coming payment date according to the Payment Schedule. The notice to you and the statement shall be in the form attached hereto as APPENDIX 15.9.2(C).

                   15.9.3 (a)  If the date of receipt of a dividend by us
                                shall fall up to 90 days before the next coming date of payment of principal according to the payment schedule, then we shall deposit the sum received in a deposit in accordance with Section
                                15.9.4 below, for a period ending on the next coming date of payment of principal.


                          (b) If the date of receipt of a dividend by us shall fall 90 days or more prior to the next coming date of payment of principal according to the payment schedule, then we shall be entitled to either deposit such sum in a deposit according to Section 15.9.4 below, or make a prepayment on account of the Credit principal, subject to the provisions of Section 6.8 above on prepayment.

                   15.9.4 With respect to the deposit of the dividend amount in a deposit as provided in Section 15.9.3 above, so long as we shall give you no other instructions in writing, the moneys shall be deposited by the Trust Company in a renewable, weekly, NIS short term deposit (provided that at least seven days shall remain before the next coming date of payment of any of the Foregoing Sums). It is clarified that if less than seven days shall remain before the next coming date of payment of any of the Foregoing Sums, the moneys shall be placed in a daily deposit. Such deposits shall bear interest at the rate of the Wholesale Interest less 0.1% per annum, and less the liquidity rate required at that time by the Bank of Israel.

      15.10 Without derogating from any provision of Section 15.7 above, in any case in which the distribution or declaration of a dividend distribution in the Acquired Company shall be deliberated at any general meeting of the Acquired Company, we undertake, subject to the provisions of any law, to vote in favor of the said resolution.

      15.11 Subject to the provisions of any law, we will exercise all of the voting power we have and will have in the Acquired Company by virtue of the Shares purchased by us, so as to ensure that the Shares will continue to confer upon the holders thereof, so long as this agreement is in effect, no less than 78.1% of the rights in the Acquired Company without exception (including of the right to dividends and of the voting rights in the Acquired Company) (except in the event of an offering, a sale and a merger as provided in
            Section 15.13 hereunder, in which case the said rate will be reduced accordingly), and we will vote at general meetings of the Acquired Company so as to avoid any injury to the rights deriving from the purchased Shares, namely - the proportionate share of the right to receive dividends (either in money or in kind) from the Acquired Company, participation in a distribution of the Acquired Company's surplus assets upon dissolution, the voting power they have at general meetings, including the right to appoint directors and rights of any kind whatsoever that the holder or holders of the purchased Shares have, as such rights exist on the date of execution of this agreement or as added thereto, if added, in the future.

      15.12 We shall notify the Bank of any one of the events mentioned in
            Section 16 hereunder.

      15.13 We shall, so long as this agreement is in effect, continue to hold at least 78.1% of the issued and paid-up share capital of the Acquired Company. In addition, we will not create, in favor of any third party, any lien of any class or preference on the Shares of the Acquired Company, in whole or in part, nor shall give any third party any right due thereto. The aforesaid notwithstanding, it is agreed that:

            (1) The Acquired Company shall be entitled, after repayment of the Short Term Credit, to issue up to 20% of its issued and paid-up capital. The dilution of our holdings in the Acquired Company as a result of such an issuance shall not be deemed as a breach of our undertakings under this section;


            (2) We will be entitled, after repayment of the Short Term Credit, to sell shares of the Acquired Company, at a price no less than the adjusted purchase cost (without interest), in portions of at least 2% of the issued and paid-up share capital each time, subject to that, in all cases, our holdings in the Acquired Company, so long as this agreement is in effect, shall not fall below 51%. In the event that we shall wish to sell, within the framework of the aforesaid, shares at a rate of more than 5%, then such sale shall be made as a private sale only, and to a specific third party, the identity of whom shall be subject to the Bank's prior approval in writing. The holdings of a specific third party as a result of all sales combined shall not exceed 9.9%.

                  The proceeds from the sale of the shares shall be used as follows: (a) to pay the tax due on the sale; (b) if the sale is of up to 5% of the share capital - the entire proceeds shall be used to repay the Credit. If the sale is of more than 5% of the share capital then, from the proceeds, an amount shall be used to repay the Credit which is equal to the adjusted purchase cost (without interest) of the shares sold, plus 70% of the difference between the balance of the proceeds after payment of tax and the adjusted purchase cost (without interest); (c) the balance remaining after performance of Subsections (a) and (b) above, if any, shall be used to repay the Notes and the Additional Dor Note, while from among the Dor Note and the Additional Dor Note, the Dor Note shall be paid first, and only thereafter the Additional Dor note; (d) after payment of the Notes and the Additional Dor Note, we shall be entitled to transfer any additional balance, if any, to our shareholders. We shall sign documents to amend the lien on the Shares remaining after any sale, in the form and at the time required by the Bank.

            (3) We shall be entitled to support the adoption of a resolution by the Acquired Company on a merger of Blue Square Chain Properties and Investments Ltd. with and into the Acquired Company. For the removal of doubt, it is clarified that the performance of a merger as provided in this subsection, and subject to that we shall have fulfilled the other terms and conditions of the agreement, shall not obligate us to repay any amount due to the Bank pursuant to this agreement, prior to the date fixed for the payment thereof. If, as a result of the said merger, any amounts shall be due to us, then they shall be used to repay the Foregoing Sums in accordance with the provisions of this agreement, and we undertake to sign, at the Bank's first demand, any document required to pledge such moneys, if and to the extent necessary.

            The performance of Subsections (1), (2) and/or (3) above is contingent on that in any event and at any time, our holdings in the Acquired Company shall not drop below 51%, including after exercise of the option mentioned in Section 12.10 above by the Bank.

      15.14 Pending repayment of the Credit in full, we will give no guarantee in favor of a third party securing the repayment of debts and undertaking of third parties, without the Bank's prior written consent thereto.

      15.15 We will bear any payment which the Acquired Company shall demand in connection with the registration of the Shares to the credit of an account in the name of the Trust Company and/or any amount required as fees and/or commissions of third parties in connection with the creation of the lien, and its registration, modification, updating, etc.

      15.16 We will irrevocably order the Acquired Company to report to you of any Claim, as defined hereunder, received thereby, within 5 days from the date of receipt of such notices thereby. "CLAIM" shall mean any class action and any monetary complaint or monetary legal proceeding (including an attachment) of any kind whatsoever, filed against the Acquired Company in a sum exceeding NIS 10,000,000 (ten million) in a court or any judicial tribunal, including an arbitration or quasi-arbitration, whether taking place in Israel or overseas (including a motion to appoint a temporary/permanent receiver, etc.).

      15.17 Without derogating from our representations and/or warranties to the Bank under this agreement, the information delivered to the Bank by us in connection with the transaction which is the subject matter of this agreement is full and accurate, with no omission of any detail in our possession or knowledge which could be material to the Bank.

      15.18 To the best of our knowledge, no event and/or circumstances have occurred which constitute, or will constitute - either with the passage of time or after dispatch of a notice or warning - an event which enables the Bank to demand immediate payment of any Credit pursuant to the terms of Section 16.1 and/or 16.2 and/or 16.4 below.

      15.19 We have fulfilled all of the terms and conditions of the Purchase Agreement scheduled to be fulfilled by the date of our execution of this agreement, and, to the best of our knowledge, no breach of the said agreement, including the appendices thereof, has occurred.

      15.20 The Acquired Company's shareholders equity together with the balance of the minority rights, out of its total consolidated balance sheet (as both shall be reported from time to time in the Acquired Company's quarterly and annual consolidated financial statements) shall be no less than 38%.

      15.21 The provisions of Section 15.20 above notwithstanding, if a dividend shall be distributed during the first year following the provision of the Credit, our share in which shall be no less than one half of the sum of the Short Term Credit, and during the second year following the provision of the Credit a dividend shall be distributed, in a sum which together with the dividend distributed in the first year shall be no less than the sum of the Short Term Credit, then:

            (a) From the period of the fifth quarterly statement after the date of provision of the Credit forth - the Acquired Company's shareholders equity together with the balance of minority rights shall be no less than 30% of its total consolidated balance sheet (as both shall be reported from time to time in the Acquired Company's quarterly and annual consolidated financial statements).


            (b) From the period of the ninth quarterly statement after the date of provision of the Credit forth - the Acquired Company's shareholders equity together with the balance of minority rights shall be no less than 23% of its total consolidated balance sheet (as both shall be reported from time to time in the Acquired Company's quarterly and annual consolidated financial statements).

      15.22 The ratio between the Overall Debt, as of the date of the report, and the operating profit (as both shall be reported in the Acquired Company's quarterly and annual financial statements (consolidated)), shall not exceed 10 through June 30, 2005, and thereafter shall not exceed 9 until the year of June 30, 2006, and thereafter shall not exceed 8 until the end of the period. For the purpose of calculation of this ratio, expenses of a clearly non-recurring character to be agreed upon with the Bank, a specification of which shall be attached to the quarterly statement that we shall submit to you pursuant to Section 24.2 below, shall be added to the operating profit.

            The terms in Subsections 20-22 above will be interpreted in accordance with GAAP.

16.   IMMEDIATE PAYMENT OF THE FOREGOING SUMS

      Without derogating from the generality of the provisions of this letter of undertaking, in each one of the following cases the Bank shall be entitled, unless specifically provided otherwise in this letter of undertaking, to demand immediate payment of the Foregoing Sums, in whole or in part (hereinabove and hereinafter, the AMOUNT PAYABLE IMMEDIATELY). In such a case, we undertake to pay the Amount Payable Immediately to the Bank, and the Bank shall be entitled to charge the Amount Payable Immediately to us and to take any and all means it shall deem fit to collect the same, and in particular to realize the collateral in any manner permitted by law and at our expense, subject to the provisions of this agreement and the provisions of the Letter of Guarantee (where relevant); the said cases are the following:

      16.1 If we breach or fail to fulfill any one of the terms and conditions of this agreement, or any other undertaking made or to be made by us to the Bank, which are material in the Bank's opinion, or should it transpire that any of our representations in this agreement, or any other representation made or to be made by us to the Bank, which is material in the Bank's opinion, is incorrect or inaccurate. The Bank will give us a 14 day warning to remedy the breach, prior to demanding immediate payment of the Credit pursuant to this section, with the exception of a breach which is a default on payment only, in which case the Bank shall give us a 30-day warning before demanding immediate payment of the Foregoing Sums pursuant to this subsection. The provisions of this section notwithstanding, but without derogating from the Bank's right to raise the interest by 0.5% as provided in Section 10.2 above, it is agreed that an event of breach of one or more of the undertakings specified in Sections 15.20-15.22 above, for 2 consecutive quarters, shall not constitute grounds for demanding immediate payment of the Foregoing Sums. Additionally, in any case in which you shall find a trend of improvement in the results during the third quarter, then even though a breach of the said sections shall be taking place, your right to demand immediate payment of the Foregoing Sums shall be deferred until the fourth quarter, if and insofar as we shall be in default also during the fourth quarter.

      16.2 If either we or any one of our guarantors shall adopt a resolution on Restructuring (except as a result of a merger pursuant to Section
            15.13 above), either as an acquirer, a transferor or a splitting company, or if notice shall have been lawfully given on the convening of any authorized institution of ours or of any one of our guarantors, on the agenda of which shall appear a resolution as aforesaid or a resolution of voluntary dissolution, or if an order of dissolution shall be issued against us or against any one of our guarantors, or our name or that of any one of our guarantors shall be erased from the register of the Registrar of Companies, or if we shall receive notice/warning of the deletion of ourselves or of any one of our guarantors from the register of the Registrar of Companies, and the period of time stated in the notice/warning shall have elapsed, and all unless such resolution and/or order and/or deletion shall have been revoked, including by the court, within 90 days from the date of issuance thereof.

            The aforesaid at the beginning of this Section 16 and in this subsection notwithstanding, it is agreed that the occurrence of any one of the events listed above in this Subsection 16.2 with regard to any one of our guarantors, shall not entitle the Bank to demand immediate payment of the Foregoing Sums, so long as we are keeping our undertakings to the Bank under this agreement, in such a manner that the Bank has no cause, due to an act or omission of ours, to demand immediate payment of the Foregoing Sums; provided, however, that the Bank shall be entitled, so long as the breach shall not have been rectified with regard to the guarantor, to prevent such guarantor from drawing its share (50%) in the dividends permissible for distribution to the shareholders in accordance with Subsection 15.9.2 above, and such amounts shall remain in the Bank's hands and pledged in a senior lien in favor thereof, to secure the Foregoing Sums.

      16.3 If a receiver shall be appointed, or a receivership order issued, for a material portion of our property, or a temporary or permanent liquidator or a special manager appointed for us, unless such appointments or orders are revoked within 90 days from the date of imposition thereof;

      16.4 If an attachment in a sum exceeding NIS 1,000,000 (NIS one million) per single attachment, or a total of NIS 5,000,000 (NIS five million) in a calendar year shall have been imposed over or against any property of ours or over or against any of the collateral delivered and/or to be delivered to the Bank by and/or for us, unless a temporary attachment shall have been removed within 90 days from the date of imposition thereof;

      16.5 If the Bank shall deem, at the sole discretion thereof, that a change shall have occurred in the rates of holding of shares of the following companies, as specified hereunder:

            16.5.1 If Mr. Mathew Bronfman shall hold less than 50% of the issued and paid-up share capital of MBASF Ltd., either directly and/or through his holdings in Bronfman-Fischer Holdings Ltd. For this purpose, the transfer of part of Mathew Bronfman's holdings in Bronfman-Fischer Ltd. to corporations controlled by Mathew Bronfman, subject to that Mathew Bronfman shall remain responsible and liable, jointly and severally, with such transferee corporations, shall not be deemed as a breach of this subsection.

            16.5.2 If Alon Israel Oil Company Ltd. shall hold less than 100% of the issued and paid-up share capital of Dor Food Chain Holdings Ltd., either directly and/or through its holdings in Dor Energy (1988) Ltd.

            16.5.3 For the removal of doubt it is clarified that MBASF Ltd. and Dor Food Chain Holdings Ltd. will be entitled to transfer shares of Nissan Dor Chains Ltd. between themselves, provided that the total of 100% of the issued and paid-up share capital of this company shall be held by the two foregoing companies.


                    The aforesaid in this section notwithstanding, the Bank consents in advance to the introduction of an additional partner / partners to one of the companies Nissan-Alon Retail Holdings Ltd. or Nissan Dor Chains Ltd., at an aggregate rate which shall be less than 20%, or, alternatively, to the introduction of a partner / partners into us (Bronfman-Alon Ltd.), at a rate less than 10%, and the introduction of additional partners as aforesaid shall not constitute a breach of this agreement. The proceeds from the sale of shares to the partner / partners shall be used by the selling companies as they shall deem fit. The introduction of a partner to our company is subject to its execution of a statement whereby it is aware that all of its rights are subject to and conditioned upon the provisions of this agreement.

            16.5.4 If a change shall occur in the control, as defined in the Securities Law, 5728-1968, of Alon Israel Oil Company Ltd.

            16.5.5 If an interested party of the Bank shall join any one of the companies constituting Our Shareholders as an owner at the rate of 10% or more.

      16.6 If we shall be deemed insolvent, as this term is defined in the Bankruptcy Ordinance [New Version], 5740-1980, or shall cease carrying on the entirety of our business.

      16.7  [omitted]

      16.8 If the Bank shall deem, at the sole discretion thereof, that an event had occurred which could compromise our financial ability;

      16.9 If we shall default on any Credit payment in violation of the provisions of this master agreement;

      16.10 If we shall fail to furnish the Bank with balance sheets, financial statements, books of account and other references on the condition of our business on the dates fixed in this agreement, or if we shall be required to do so by the Bank and shall not comply with the demand. It is clarified that a default for up to 14 days from the said dates shall not be deemed as a breach under this section;

      16.11 [omitted]

      16.12 If, according to the Bank's discretion and the exclusive estimation thereof, an adverse change shall have occurred in the value of the collateral given to secure the payment of the Foregoing Sums, and we shall not have furnished the Bank with additional collateral to the full satisfaction thereof within the time frame determined therefor by the Bank. For the removal of doubt, it is clarified that the value of the Acquired Company's stock on the stock exchange shall in no case serve as an indication of the value of the collateral;

      16.13 If we shall be required to prepay debts in excess of NIS 1,000,000 which we owe and/or will owe to other creditors, with the exception of cases in which such a demand shall be disputed in good faith and/or we shall have paid such debts;

      16.14 Upon the occurrence of any one of the events specified in Subsections 16.2, 16.3, 16.4, 16.6, 16.8 and 16.13 above to the
            Acquired Company,
            mutatis mutandis. The provisions of this subsection notwithstanding, it is agreed that with regard to the events specified in Subsection 16.4, the Bank shall not be entitled to demand immediate payment of the Foregoing Sums, unless an attachment shall be imposed in a sum exceeding NIS 10,000,000 (NIS ten million) per single attachment, or if the total attachments imposed in a calendar year shall exceed NIS 30,000,000 (NIS thirty million), over or against any property of the Acquired Company, and such attachments shall not have been revoked within 90 days from the date of imposition thereof. It is agreed that if, within 3 months from the date of execution of this agreement, and after reviewing the company's books, we shall believe that the above-stated amounts do not reflect the sums of the attachments that are filed against the Acquired Company in the ordinary course of its business, we shall be entitled to request the Bank, with references, to change the said sums accordingly.

      Any provision to the contrary in this Section 16 above notwithstanding, in any case in which the Bank shall believe, at its discretion, that either giving us a warning or waiting could compromise its ability to collect any sum on account of the Foregoing Sums, the Bank shall be exempt therefrom.

17.   THE BANK'S RIGHTS

      17.1 The Bank shall have the rights of possession, lien, setoff and encumbrance over all of the sums, assets and rights, including securities, currencies, gold, banknotes, commodity documents, insurance polices, notes, assignments of rights, deposits, collateral and the consideration therefor, to be found in the Bank's possession or under its control at all times to our credit or for us, including such that were given to the Bank for collection, as security, for safekeeping or otherwise. The Bank shall be entitled to retain such assets pending the full payment of the Foregoing Sums, or to sell the same and use the proceeds therefrom, in whole or in part, to pay the Foregoing Sums. In the event that the offset amounts shall be deposited in a Foreign Currency, we hereby order the Bank in advance to sell the credit balance in Foreign Currency at the rate at which the Foreign Currency shall be traded in the Bank's dealing room at the time of the sale, and to offset the sale proceeds against the Foregoing Sums, after deduction of the necessary expenses and fees. The right of setoff under this section shall be exercised only if the Bank shall be entitled to demand immediate payment of the Foregoing Sums, in whole or in part, pursuant to Section 16 above, while disregarding the days of warning / advance notice / deferral specified therein and, additionally, if an attachment shall be imposed on Our Account at a sum exceeding NIS 250,000, provided that so long as the Bank shall have received no order from a lawfully authorized authority to transfer the sums which are subject to the said attachment, the Bank shall perform no setoff other than in consultation and coordination with us.

      17.2  Without derogating from the Bank's right of lien, as set out in
            Section 17.1 above, in each one of the following cases, and in none other, the

            Bank shall be entitled to perform the acts specified in Sections 17.2.1-17.2.3 below. The cases are as follows:


            (a)   Any amount of the Foregoing Sums shall have become due.


            (b) A motion to appoint a liquidator for us shall have been filed, or a liquidator appointed of us.


            (c) An attachment shall have been imposed on Our Account in a sum exceeding NIS 250,000; in the case of an attachment as aforesaid, the provisions of the latter part of Subsection
                  17.1 above shall apply.

            17.2.1 Offset any outstanding amount of the Foregoing Sums against amounts due from the Bank in any account, in any manner or due to any cause whatsoever.

            17.2.2 To sell any Foreign Currency that shall be available at the Bank to our credit, and to use the sale proceeds to pay any outstanding amount of the Foregoing Sums.

            17.2.3 To charge Our Account with any sum necessary to repay any outstanding amount of Credit. However, if the condition of the account shall not enable the Bank to charge the same for the final payment of any sum, then the Bank shall be entitled not to charge Our Account, and if it shall have done so, it shall be entitled to cancel any such charge and to treat any sum, the charging of which was canceled, as a sum not paid on account of the Foregoing Sums, and accordingly to take any action it shall deem fit pursuant to this letter of undertaking and/or any other document which we signed and/or will sign in connection with the Foregoing Sums and/or the collateral.

      17.3 In any case in which the Bank shall be entitled to perform a setoff in accordance with the provisions of this agreement, the Bank shall be entitled to perform the setoff only after giving us an advance notice 10 (ten) days prior to the date of performance thereof.


            The aforesaid notwithstanding, if deferring the performance of the setoff could worsen the Bank's condition or compromise any right thereof, then the setoff will be performed immediately. In addition, if a notice shall be sent to us and during the ten days an attachment shall arrive, or a notice of an order of receivership of assets of ours and/or of the Acquired Company, or a motion to appoint a liquidator or the actual appointment of a liquidator, either for us and/or for the Acquired Company, or a similar event shall occur, then the setoff shall be performed immediately.

            We hereby declare that we are aware that in cases in which the Bank will exercise setoff rights as aforesaid prior to the date of payment of any deposit thereof, in whole or in part, we could experience adverse changes with regard to our rights due to or in connection with such deposit (such as with respect to interest rates, indexation differences, rate differences, rights to grants or loans, an exemption from or discount on income tax and withholding taxes - if, according to the terms and conditions of such deposit, the borrower or any one of the guarantors shall have had any such rights). We will bear all of the Bank's standard expenses and payments at the time being for the performance of such act.

            Any sale as provided in Section 17.2.2 above shall be performed at the rate at which the Foreign Currency shall be traded in the dealing room at the time of performance of the sale, from sums in Foreign Currency that shall be available at the Bank to our credit or received from the realization of any collateral given or to be given by us to the Bank.

18. We confirm that we find the Bank's books and accounts to be trustworthy, shall be deemed as correct and shall serve as prima facie evidence against us in all details thereof, inter alia with regard to the calculation of the Credit components, the details of the notes, the guarantees and the other collateral and any other matter related to this letter of undertaking and any other document in connection with the Foregoing Sums and/or the collateral.

19.   a.    Without derogating from the other provisions of this letter of undertaking, no waiver, extension, discount, silence, inaction
            (hereinafter: "Waiver") on the part of the Bank with respect to the non-fulfillment, or the partial or incorrect fulfillment of any of our undertakings under this letter of undertaking and/or any other document in connection with the Foregoing Sums and/or the collateral, shall be deemed as the Bank's Waiver of any right, but rather as a limited consent for the special occasion on which it was given. No Waiver granted by the Bank to any party to a note to be held by the Bank to secure the payment of the Foregoing Sums, shall in any way affect our undertakings.

      b. Without derogating from the other provisions of this letter of undertaking, any modification of our undertakings shall require the Bank's prior written consent. Any other consent, either oral or by way of Waiver and inaction and/or in any manner other than writing, shall not be deemed as a consent.

20.   a.    In any one of the cases specified in Section 16 above, the Bank shall be entitled, but subject to the other provisions of this agreement and, as the case may be, to the provisions of the Letter of Guarantee, to use any and all means it shall deem fit to collect the Foregoing Sums and to exercise all of its rights under this letter of undertaking and/or any other document in connection with the Foregoing Sums and/or the collateral, including the realization of pledged property, in whole or in part, and to use the proceeds to pay the Foregoing Sums, without the Bank being required to first realize other guarantees or collateral, if the Bank shall have any.
            However, before commencing proceedings to realize the lien on the Shares, the Bank shall turn to Nissan Alon Retail

            Holdings Ltd. with an offer to buy the Shares to be pledged in favor thereof, for a sum no less than the Foregoing Sums. Nissan Alon Retail Holdings Ltd. shall have 30 days to accept the Bank's offer. The acceptance of the Bank's offer shall be made with respect to all of the Shares offered for sale as a whole. If no response shall be given by the offeree within the 30 days, or if a negative answer shall be given, the Bank shall be entitled to continue the realization proceedings as it shall deem fit. Nissan Alon Retail Holdings Ltd. shall, of course, be entitled to attempt to buy the Shares after the said preliminary proceeding, within the framework of the realization proceedings. It is clarified and emphasized that the Bank shall in no way be subject to the arrangements between Our Shareholders, or some of them, in the shareholders agreement signed and to be signed between them. Nissan Alon Retail Holdings Ltd. and Nissan Dor Chains Ltd. will give their consent to the latter part of this section at the bottom of this letter. For the removal of doubt, it is clarified that the rights specified in this subsection, are in addition to, and without derogating from, the rights of Mathew Bronfman and/or Alon Israel Oil Company Ltd. under the Letter of Guarantee signed/to be signed by them in favor of the Bank as specified in Section 13.1.4 above, and in particular under the special terms and conditions clause thereof.


      b. Should the Bank decide to realize securities, notes and other negotiable instruments other than any of the Shares used as collateral under this agreement, notice of three days in advance regarding the steps which the Bank is about to take shall be deemed as a reasonable period of time for purposes of Section 19(b) of the Pledge Law, 5727-1967 or any legal provision replacing the same.

      c. The Bank shall be entitled, through the court or execution office, to realize any pledged or other property by appointing a receiver and/or a receiver and manager and/or a trustee and/or special manager on behalf of the Bank.


      d. Any and all revenues to be received by the receiver or receiver and manager and/or trustee and/or special manager from the pledged or other property, and any proceeds to be received by the Bank and/or the receiver or receiver and manager and/or trustee and/or special manager from the sale of the pledged or other property, or part thereof, shall be applied in the following order:

            1) To the payment of any and all expenses incurred and to be incurred in connection with the collection of the Foregoing Sums and/or other sums, including the expenses of the receiver or receiver and manager and/or trustee and/or special manager and his fees, at the rate to be determined by the Bank or approved by the court or execution office;


            2) To the payment of any of the Foregoing Sums other than principal, which shall be due to the Bank under terms of indexation, interest, damages, fees and any and all other expenses due and to be due to the Bank pursuant to this letter of undertaking and/or pursuant to any other document in connection with the Foregoing Sums and/or the collateral;


            3) To the payment of the Foregoing Sums that are principal, or in any other order of application to be determined by the Bank.


            or in any other order of application to be determined by the Bank.

21. If, at the time of sale of pledged or other property, the due date of payment of any amount of the Foregoing Sums shall not yet have arrived, or shall be due to the Bank only conditionally, then the Bank shall be entitled to collect, from the sale proceeds, an amount sufficient to cover the Foregoing Sums, and the amount collected and not yet attributed to the payment of the sums mentioned in Section 20 above, shall be pledged to the Bank as security for the payment of the Foregoing Sums, and shall remain in the Bank's hands pending the payment thereof in full.

22.   NATURE OF THE COLLATERAL

      22.1 The collateral given and/or to be given to the Bank to secure the Foregoing Sums shall be of a perpetual nature and shall remain in effect until the Bank shall confirm the revocation thereof in writing, subject to the provisions of Subsection 15.13 above.

      22.2 In the event that the Bank was or shall be given other collateral or guarantees for the payment of the Foregoing Sums and/or part thereof, then all of the collateral and guarantees shall be independent of one another, subject to the provisions of this agreement and to the Letter of Guarantee.

      22.3 If the Bank shall compromise or grant us and/or any one of our guarantors an extension or relief, or shall modify any of our undertakings in connection with the Foregoing Sums, or shall release or waive collateral or other guarantees, such acts shall not change the nature of the collateral created to secure the Foregoing Sums, and all of the collateral and undertakings given by us or by any one of our guarantors shall remain in full force and effect.

23.   RIGHT OF TRANSFER

      The Bank shall be entitled, at all times and at the discretion thereof, without requiring our consent, to transfer and/or assign its rights in connection with the Credit and/or pursuant to this letter of undertaking and/or pursuant to any other document in connection with the Foregoing Sums and/or the collateral, in whole or in part, including the collateral for the payment thereof, in whole or in parts, to another bank or to other banks from the Bank Hapoalim group, and any transferee and/or assignee shall too be entitled to transfer or assign the foregoing rights to another bank or other banks from the Bank Hapoalim group without requiring any further consent from us and/or any one of our guarantors. The transfer and/or assignment may be performed in any manner deemed fit by the Bank or the transferee.

24.   FURNISHING OF BALANCE SHEETS AND PERIODIC FINANCIAL STATEMENTS

      24.1 We are aware that a condition precedent to the receipt of any sum on account of the Credit and/or the maintenance of the Credit, is the furnishing of audited annual balance sheets and financial statements of ours to the Bank, and audited annual balance sheets and financial statements and reviewed quarterly statements of the Acquired Company to the Bank, as required pursuant to the instructions of the Supervision over Banks and/or the Bank of Israel and/or the provisions of any law, and we undertake to furnish the same as aforesaid, in the form determined by law or according to GAAP, and at the frequency required of us by the Bank from time to time. The dates of furnishing of the Acquired Company's statements are, with respect to an annual statement - by April 15 in the year following the date of the statement, and with respect to quarterly statements
            - by June 15, September 15, December 15 each year. As for our annual financial statements: they will be furnished by June 15 of the year following the statement date.

      24.2 A statement of compliance with financial undertakings and relations, signed by our CPA, in the form attached hereto as APPENDIX 24.2, shall be attached to the Acquired Company's statements on the dates specified in Section 24.1 above.

      24.3 As per the Bank's demand from time to time, we will make available to the Bank and/or the representative thereof, for perusal during normal business hours, any balance sheet, financial statement, book of account, card or index card, tape, books, references and other documents and any information on our financial and operating condition and/or the condition of our business.

25.   NOTIFICATION DUTIES

      25.1 We undertake to notify the Bank in writing of any appeal or objection we may have, if any, in connection with any statement, statement summary, confirmation or notice you will receive from the Bank, including information received from ATMs.

      25.2  We undertake to notify the Bank promptly and in writing of:

            25.2.1 Any claim of any right to any collateral in favor of the Bank, securing the Foregoing Sums and/or any execution proceeding or injunction or mandatory injunction or other proceeding instituted to attach, preserve or realize such collateral.

            25.2.2  Any one of the events mentioned in Section 16 above.

            25.2.3 The devaluation of any collateral in favor of the Bank securing the Foregoing Sums. For the removal of doubt, it is clarified that the value of the Acquired Company's stock on the stock exchange shall in no case serve as an indication of the value of the collateral.

            25.2.4  A change of address.

26.   MATERIAL TERMS AND CONDITIONS

      The provisions of Sections 4,5,6,8,9,10,11,13,15,16,17,20,24,25, with the exception of Subsections 15.15-15.19, shall be deemed as material terms and conditions of this letter of undertaking.

27.   EXPENSES AND FEES

      27.1 On the date of execution of this agreement, we shall pay you a one-time fee of 0.25% of the sum of the Credit. Our execution of this agreement constitutes an irrevocable order to the Bank to immediately charge this sum to Our Account.

      27.2 Any and all expenses in connection with this letter of undertaking and the granting ofS any Credit (as specified in the Bank's price list, as being from time to time), will be paid by us to the Bank, in addition to Maximum Interest, from the date of creation thereof or from the date of demand thereof (as specified below), as the case may be, until actual payment thereof in full. The Bank shall be entitled to charge Our Account with all of the expenses and fees in connection with the current operation of this agreement, immediately upon creation thereof. Such expenses and fees include, inter alia (and without derogating from the generality of the aforesaid), collateral handling fees, collection fees, stamping fees and document registration. The expenses and fees in connection with the insurance, safekeeping and maintenance of the collateral and the expenses and fees in connection with collateral realization, shall be paid by us to the Bank at its first demand in writing. Such expenses and fees include, inter alia (and without derogating from the generality of the aforesaid), expenses incurred for the institution of collection proceedings, including the fees of the Bank's legal counsel. All of the said expenses and fees, in addition to interest thereon as aforesaid, shall be secured until the full payment thereof by the collateral we gave and/or will give the Bank.

28.   INTERPRETATION

      In this letter of undertaking and guarantee:

      a.    The singular form includes the plural and vice versa;


      b.    The masculine form includes the feminine and vice versa;


      c. "Notes" shall mean - promissory notes, bills of exchange, checks, undertakings, guarantees, collateral, assignments, bills of lading, bills of deposit and any other negotiable instrument.

      d. The section headings are inserted for the sake of orientation only, and shall not be used for the interpretation of this letter of undertaking and guarantee.


      e. In any case where, under this letter and/or any other document in connection with the Foregoing Sums and/or the collateral, the Bank is entitled to perform any act, the Bank shall not obligated to do so.


      f. In any case where, under this letter and/or any other document in connection with the Foregoing Sums and/or the collateral, the Bank is entitled to charge any account of ours, it may do so whether the account to be charged shall have a credit or a debit balance, including if the debit balance shall be created as a result of such account being charged by the Bank as aforesaid.

29.   NOTICES AND WARNINGS

      Any notice mailed to us by the Bank in a registered or regular letter at the address mentioned above or at the address of our registered office or at any other address of which we shall notify the Bank in writing, shall be deemed as a lawful notice received by us within 72 hours from the time of dispatch of the letter containing the notice. A written statement by the Bank shall serve as evidence of the date of dispatch of the notice. Any notice given to us in any other manner shall be deemed to have been received by us at the time it was given or published.

30.   GOVERNING LAW AND JURISDICTION

      30.1 This letter of undertaking and guarantee shall be construed under and in accordance with the laws of the State of Israel.

      30.2 The competent court of Tel Aviv Jaffa is hereby conferred with sole and exclusive jurisdiction over this letter of undertaking and/or the entire Credit.



                IN WITNESS WHEREOF, WE HAVE HERETO SET OUR HANDS:

                              /s/ Matthew Bronfman
                              ---------------------------
                              Bronfman-Alon Ltd.
                              By: Matthew Bronfman, Title: Director

                              /s/ David Wiessman
                              ----------------------------
                              Bronfman-Alon Ltd.
                              By: David Wiessman, Title: Director

We agree to the provisions of Section 15.4 of this agreement and undertake to act accordingly.

/s/ Ron Hadassi
------------------------------------
Nissan Alon Retail Holdings Ltd.
By:  Ron Hadassi, Title: Director

/s/ David Wiessman
------------------------------------
Nissan Alon Retail Holdings Ltd.
By:  David Wiessman, Title: Director

Date: June 24, 2003



We agree to the provisions of Sections 14.12 and 20(a) of this agreement.

       /s/ Ron Hadassi                             /s/ Ron Hadassi
------------------------------------        ------------------------------------
Nissan Alon Retail Holdings Ltd.            Nissan Dor Chains Ltd.
By: Ron Hadassi, Title: Director            By:  Ron Hadassi, Title: Director


      /s/ David Wiessman                          /s/ David Wiessman
------------------------------------        ------------------------------------
Nissan Alon Retail Holdings Ltd.            Nissan Dor Chains Ltd.
By: David Wiessman, Title: Director         By: David Wiessman, Title: Director


Date: June 24, 2003